UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 5, 2014

AOL INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34419	20-4268793
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Broadway, New York, New York 10003

(Address of Principal Executive Offices) (Zip Code)

212-652-6400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 6, 2014, AOL Inc., a Delaware corporation (“AOL”), announced that it and Clarity Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of AOL (“Merger Sub”), Convertro, Inc., a Delaware corporation (the “Company”) and Fortis Advisors LLC, a Delaware limited liability company, had entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 6, 2014. Pursuant to the terms and subject to the conditions of the Merger Agreement, AOL acquired the Company by means of a merger of Merger Sub with and into the Company, with the Company becoming a wholly-owned subsidiary of AOL (the “Merger”). The Merger closed on May 6, 2014.

Consideration

AOL acquired the Company for a purchase price of approximately $101 million, subject to adjustment for cash held by the Company at closing and indebtedness and transaction expenses of the Company that remained unpaid as of closing. The aggregate purchase price was comprised of approximately $89 million in cash funded at closing plus approximately $2 million in converted stock awards and a $10 million earn-out, payable over a period of up to 17 months subject to satisfaction of certain product development milestones. In addition, a two year $9 million cash retention bonus pool was established for continuing employees. The aggregate consideration is allocated among holders of Company preferred stock, Company common stock, and a warrant to purchase Company common stock. Vesting for Company stock options held by continuing employees that would vest through the second anniversary of the closing were accelerated and all vested Company stock options were cashed out. Unvested Company stock options held by continuing employees were converted into shares of AOL restricted common stock. The number of shares of AOL restricted common stock was calculated using a volume weighted average price for the AOL common stock for the 10 consecutive trading days prior to the second full trading day prior to the closing of the Merger. Unvested Company stock options held by non-continuing employees were cancelled without consideration.

Representations, Warranties and Indemnities

The Merger Agreement contains customary representations and warranties, and indemnification rights of AOL. A portion of the purchase price was deposited into escrow to secure the Company’s preferred stockholders’, common stockholders’, optionholders’ and warrantholder’s indemnification obligations in respect of any breach by the Company of its representations, warranties, covenants and certain other matters.

Approvals

The Board of Directors of AOL and the Company approved the Merger and Merger Agreement. In addition, certain preferred and common stockholders of the Company delivered written consents in favor of the transaction, pursuant to which the Merger and Merger Agreement were approved by a majority of the preferred and common stockholders of the Company.

AOL will file a copy of the Merger Agreement as an exhibit to its Form 10-Q for the quarter ended June 30, 2014. We encourage you to read the Merger Agreement for a more complete understanding of the transaction. The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 5, 2014, and in connection with the Merger described above AOL borrowed $75 million under the terms of its $250 million secured revolving credit agreement dated as of July 1, 2013, together with the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”). AOL previously borrowed $30 million under the terms of the Credit Agreement during the quarter ended March 31, 2014 for general corporate purposes and the current aggregate amount of outstanding borrowings under the Credit Agreement is $105 million. There remains $145 million of capacity in the Credit Agreement.

$75 million of the outstanding borrowings under the Credit Agreement are subject to the ABR (as defined in the Credit Agreement) interest option resulting in an interest rate of 4.25% per annum (the “ABR Balance”), and the remaining balance of outstanding borrowings are subject to the Eurodollar (as defined in the Credit Agreement) interest option resulting in an interest rate of 2.25% per annum. AOL expects to convert the ABR Balance under the Credit Agreement to the Eurodollar interest option as soon as practicable.

The Credit Agreement was filed as Exhibit 10.1 to AOL’s Form 10-Q, filed on November 5, 2013. For a summary of the material terms of the Credit Agreement, including covenants and events of default, which are incorporated into this Item 2.03 by reference, see AOL’s Current Report on Form 8-K filed on July 8, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AOL INC.

By:	/s/ Karen Dykstra
	Name:	Karen Dykstra
	Title:	Chief Financial and Administrative Officer

Date: May 7, 2014

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